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                                                                   Exhibit 10.17



                      SHAREHOLDERS AND OPERATOR'S AGREEMENT



                                      among




                            PD COBRE DEL MAYO, INC.,

                               AZCO MINING, INC.,

                                       and

                          COBRE DEL MAYO, S.A. DE C.V.





Dated as of December 19 1995


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                                TABLE OF CONTENTS


                                                                                       Page
         1. Definitions and Certain Interpretative Matters                              1
         1.1    Terms Generally                                                         1
         1.2    Certain Terms                                                           2

         2. Board of Directors                                                          4
         2.1    Management; Duties                                                      4
         2.2    Members                                                                 4
         2.3    Meetings                                                                5
         2.4    Quorum                                                                  5
         2.5    Required Vote                                                           5
         2.6    Dividends and Distributions                                             6
         2.7    Implementation; Further Assurances                                      6

         3. Operator                                                                    6
         3.1    Operator                                                                6
         3.2    General Activities                                                      7
         3.3    Standard of Performance                                                 9
         3.4    Reimbursable Costs                                                      9
         3.5    Operator's Compensation                                                 9

         3.6      Assumptions Underlying Expense Reimbursement
                  and Fee Structure                                                     10
         3.7      Comex High Grade or LME Grade A Copper Cathode                        11
         3.8      Completion of Pre-Feasibility Study Activities                        11
         3.9      Development                                                           11
         3.10     Discussions of Possible Sale                                          12

4.       Financing                                                                      12
         4.1      Shareholder Financing through Development                             12
         4.2      Project Financing of Development                                      13
         4.3      Financing of Operations                                               15

5.       Programs and Budgets                                                           15

6.       Accounting                                                                     16
         6.1      Books and Records                                                     16
         6.2      Audit                                                                 16
         6.3      Fiscal Year                                                           16

7.       Transfers of Interests; Rights of First Refusal                                16
         7.1      General Prohibition                                                   16
         7.2      Sales or Pledges by Shareholders Other Than
                  the PD Shareholder                                                    16



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
                                                                                       Page

         7.3      Substitution of Shareholder                                           17
         7.4      Sales by the PD Shareholder                                           18

8.       Competition; Business Opportunities                                            19

9.       Confidentiality                                                                19

10.      Miscellaneous                                                                  20

         10.1     Implied Covenants                                                     20
         10.2     Notices                                                               20
         10.3     Entire Agreement                                                      21
         10.4     Amendments, Waivers, etc                                              21
         10.5     Assignability                                                         21
         10.6     Arbitration                                                           22
         10.7     Headings                                                              22
         10.8     Counterparts                                                          22
         10.9     Governing Law                                                         22

         Exhibit A         Certain Reimbursable Expenses





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SHAREHOLDERS AND OPERATOR'S AGREEMENT, dated as of December 19, 1995, among PD
COBRE DEL MAYO, INC., a Delaware Corporation (the "PD Shareholder"), AZCO MINING, INC., a Delaware corporation ("Azco"), and COBRE DEL MAYO, S.A.
DE C.V., a Mexican corporation (the "Company").


W I T N E S S E T H


         WHEREAS, Azco and Phelps Dodge Corporation ("PDC") are parties to a Purchase Agreement, dated as of July 27, 1995 (the "Purchase Agreement"), providing, among other things, for PDC to purchase from Azco 100% of the issued and outstanding capital stock of the PD Shareholder, which owns 70% of the issued and outstanding capital stock of the Company;


         WHEREAS, PDC is today purchasing 100% of the issued and outstanding capital stock of the PD Shareholder pursuant to the Purchase Agreement;


         WHEREAS, the parties hereto wish to provide for certain matters relating to the governance and ownership of shares of the Company; and


         WHEREAS, the parties hereto wish to have the PD Shareholder serve as the operator of the Project (as hereinafter defined);


         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto agree as follows:


1.       Definitions and Certain Interpretative Matters.


1.1 Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.


1.2 Certain Terms. Whenever used in this Agreement, the following terms shall have the respective meanings given to them below or in the Sections indicated below:



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Affiliate: of a Person, means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement: this Shareholders and Operator's Agreement and the Exhibit thereto, as amended, modified or supplemented from time to time.

Available Cash: the maximum amount of cash legally available under Mexican law and applicable contracts (including, without limitation, the agreements providing for the Senior Project Debt) to be distributed to the Shareholders as a dividend from profits or as a return of capital, minus an amount necessary to pay principal on Subordinated Debt and amounts that the Board of Directors in good faith determines should be retained in the Company to meet or fund debt service commitments, working capital requirements, capital expenditures or other business needs of the Company.

Azco: the meaning given in the first paragraph of this Agreement.

Board of Directors: the Board of Directors of the Company.

Claimant: the meaning given in Section 10.6(b).

Company: the meaning given in the first paragraph of this Agreement.

Confidential Information: the meaning given in Section 9.

Defendant: the meaning given in Section 10.6(b).

Escalated: as applied to any dollar amount, such amount as increased as of the first day of January of the year in question by a percentage equal to the percentage change of the final Producer Price Index (as published by the Bureau of Labour Statistics of the United States Department of Labour) for the month of July in the calendar year immediately prior to such first day, from such Index as so published for July, 1995. If such Bureau shall cease to publish such Index or shall substantially change the basis on which the same is calculated, the Board of Directors shall designate such other index as shall in its judgement appear most closely to approximate the Producer Price Index in effect on the date hereof.

Operator: PD Shareholder acting in its capacity as operator of the Project as provided herein.

PDC: Phelps Dodge Corporation, a New York corporation.

PD Shareholder: the meaning given in the first paragraph of this Agreement.

Person: any individual, corporation, partnership, association, public body, governmental authority or other entity.




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Prime Rate: the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York city.

Products: any and all copper cathode, and any and all other marketable mineral products, including other copper products, gold and silver, produced at the Project and any and all copper or other products produced for the Company by others under toll agreements providing for the treatment of production from the Project.

Project: the Piedras verdes deposit and associated properties and facilities of the Company relating to the exploitation of the mining rights listed on Schedule 2.7(b)(ii) to the Purchase Agreement, all related rights acquired by the Company after the date hereof and all related rights acquired by PDC prior to the date hereof.

Project Debt Agreement: the definitive agreement regarding the provision of Senior Project Debt.

Purchase Agreement: the meaning given in the first Whereas clause of this Agreement.

Respective Share: for any Shareholder, the percentage interest such Shareholder and its Affiliates hold in the Company.

Selling Shareholder: the meaning given in Section 7.2.

Senior Project Debt: financing provided by import credit agencies, export credit agencies, other government funding agencies, commercial banking institutions or other lenders (including the PD Shareholder or any of its Affiliates and Azco and any of its Affiliates) for the development, completion and operation of the Project (but not for any expansion of the Project), that ranks in respect of payment and upon liquidation senior to the Subordinated Debt, if any.

Shareholders: Azco, the PD Shareholder and their transferees pursuant to Section 7.

Shares: shares of capital stock in the Company.

Subordinated Debt: indebtedness of the Company that ranks upon liquidation junior to the Senior Project Debt and ranks in respect of payment junior and is subordinated to the Senior Project Debt in a manner satisfactory to the holders of the Senior Project Debt. Subordinated Debt shall bear interest at an annual rate, and shall have such other terms, as may be approved by the Board of Directors.


2.         Board of Directors.


2.1 Management; Duties. The business of the Company shall be managed under the direction of the Board of Directors.


2.2 Members. (a) The Board of Directors shall be composed of four directors nominated by the PD Shareholder and, so long as Azco's Respective Share is at least 20%, two directors nominated by Azco. Such nominees shall be designated by the


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Shareholders on the date hereof. Any Shareholder, upon written notice to each other Shareholder, may nominate another director to replace a director previously nominated by it. (b) As promptly as possible following receipt of the notice of designation referred to in the second sentence of the foregoing paragraph (a), (i) the Shareholders shall cause the directors of the Company to resign (except for any directors who are nominated by Azco to continue as directors) and (ii) the Shareholders shall take such action as may be necessary to elect the nominees of the Shareholders. Thereafter, following receipt of any notice of any nominations pursuant to the foregoing paragraph
(a), the Shareholders shall take such action as may be necessary to elect such nominees as directors.


2.3 Meetings. The Board of Directors shall establish its own schedule of regular meetings, which shall be held at least quarterly at such times and places as the Board of Directors shall determine. Special meetings may be convened at any time by the Chairman or Vice Chairman in Phoenix, Arizona (or such other place as the members of the Board of Directors shall agree upon). The Chairman shall endeavour to give 15 days' notice to the Board members of such regular meetings. Each such notice shall include an itemized agenda prepared by the Chairman. The Chairman shall prepare minutes of all meetings and distribute copies of such minutes to the Board members. The minutes, when signed by all Board members or otherwise approved by the Board, shall be the official record of the decisions made by the Board.


2.4 Quorum. Four directors shall constitute a quorum for the transaction of business at meetings of the Board of Directors.


2.5 Required Vote. All actions of the Board of Directors shall be authorized and taken by a favourable vote of at least three directors, except that the actions described in paragraphs (a) through (g) below shall require a favourable vote of at least five directors:

           (a) any material amendment to the Certificate of Incorporation or By-Laws of the Company;

           (b)        any change in the legal form of the Company;

           (c) any change in the policy on dividends and distributions referred to in Section 2.6;

           (d) any material amendment of the Shareholders and Operator's Agreement, other than amendments required by government funding agencies or institutional lenders who are providing the Senior Project Debt;

           (e) any sale, lease (as lessor) or other disposition by the Company, in a single transaction or series of related transactions, of any assets capitalized on the books of the Company having a value (as reasonably determined by the Operator) at such time in excess of $5 million Escalated;

           (f) engagement in any business not contemplated by this Agreement; and


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           (g)        any dissolution, merger or consolidation involving the
                      Company or any earn-in, share exchange, business combination or other transaction having a similar effect.


The Company shall endeavour to give notice of any action described in the foregoing paragraphs (a) through (g) at least 15 days in advance of a meeting at which the Board of Directors will be asked to consider such action.


2.6 Dividends and Distributions. The Shareholders shall cause the Board of Directors, at its first meeting after the date hereof, to adopt a policy of declaring and causing to be distributed on an annual or more frequent basis, in proportion to their Respective Shares, as a dividend or return of capital, cash equal to the amount of the Company's Available Cash at such time as determined in good faith by the Board of Directors.


2.7 Implementation; Further Assurances. Each Shareholder shall take such actions as may be required under applicable law, including with respect to the execution of documents and performance of other ministerial acts, to give full effect to and to implement all decisions of the Board of Directors.


3.         Operator.


3.1 Operator. Subject to the management authority of the Board of Directors as provided in this Agreement, the Operator shall have overall management and supervisory responsibility for and control of all aspects of the Project. The Operator shall be entitled, if it so chooses, to nominate a General Director of the Company who, if appointed by the Board of Directors, shall be the highest Company administrator. The operator shall, at its discretion, either perform activities for the Company through the Operator's own personnel or perform its activities hereunder by managing and supervising the Company's own personnel or the personnel of third-party contractors, consultants or other specialists. If the Operator chooses to manage and supervise the Company's own personnel or personnel of third parties, the Operator shall have the authority to hire, terminate, promote, demote or transfer such personnel, and to hire and terminate such third parties, at the Operator's discretion in accordance with lawful practices.


3.2 General Activities. Without limiting the generality of Section 3.1, the Operator's activities shall include:

           (a) general analysis of and planning for exploration activities and other work related to the pre-feasibility study stage of the Project;

           (b) general analysis of and planning for the design, engineering, development, construction and operation of the Project, including without limitation work related to the preparation of a feasibility study;



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           (c)        preparing tender materials, reviewing bids, and
                      interviewing and selecting the engineering, architectural, and construction firms that will work on any exploration activities, any other pre-feasibility stage work, any feasibility study, or any development, operation or expansion of the Project;

           (d) negotiating contracts on behalf of the Company with any engineering, architectural, and construction firms so selected;

           (e) arranging for and supervising any mine planning, engineering, pre-stripping and other work to be performed for the Company by An Affiliate of PDC, provided that all such activities shall be on an arm's length commercial basis;

           (f) co-ordinating and scheduling the work of any firms selected to perform work, and supervising the performance of such firms through a designated management team, or otherwise;

           (g) arranging for the purchase, lease or other acquisition of land required for any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of the Project;

           (h) procuring such materials, supplies, equipment and services as may be needed or required in connection with any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of the Project;

           (i)        marketing Products produced by or for the Project;

           (j) securing insurance covering such risks and in such amounts as, in the judgement of the Operator, are appropriate (taking into account changes in the availability of such insurance on commercially reasonable terms) with respect to any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of the Project;

           (k) applying for, obtaining and maintaining, on behalf of the Company, all necessary governmental approvals or permits necessary in connection with any exploration activities, any other pre-feasibility work, any feasibility study or the development, operation or expansion of the Project;

           (l) conducting relations with all national and local governmental entities and in all public relations matters;

           (m) selling or otherwise disposing of items of machinery, equipment or facilities that are worn out, obsolete or no longer useful;

           (n) conducting labour relations and co-ordinating environmental compliance and materials management;

           (o) arranging for and supervising data processing, accounting, administrative and legal services;

           (p) providing the Board of Directors with monthly reports concerning operations and such other reports as the Board of Directors may reasonably request;

           (q) permitting any representative designated by any Shareholder and not reasonably objected to by the operator, at the expense and risk of such Shareholder and person, to visit and inspect the Project and all related technical and operating data reasonably requested, in each case at reasonable times after reasonable advance notice; and

           (r) doing all such other acts and things as the Operator shall determine to be necessary or advisable in connection with any exploration activities, any other pre-feasibility work, any feasibility study or any development, operation or expansion of the Project.


Notwithstanding the foregoing, the operator shall not engage in any activities that the Operator, in its sole discretion, reasonably believes are not appropriate under all the circumstances.


3.3 Standard of Performance. The Operator intends to perform its duties under this Agreement in accordance with the laws and regulations of Mexico and in a prudent manner in accordance with standards of reputable third-party manager of comparable facilities. Neither the Operator nor any of its Affiliates nor any employees or agents of any of them shall be liable for any act or omission resulting in loss or damage to the Company or any Shareholder, or any of their respective Affiliates, except to the extent such loss or damage is caused by the gross negligence or wilful misconduct of employees of the Operator or any of its Affiliates in the course of their employment. Notwithstanding the foregoing, neither the Operator, nor any of its Affiliates, nor any employees or agents of any of them shall be liable for any indirect, consequential or punitive damages, including without limitation damages for lost profits or lost business opportunities.


3.4 Reimbursable Costs. The Company shall reimburse the Operator for all reasonable costs, expenses, liabilities and obligations paid or incurred by the Operator in connection with the performance of its duties hereunder (or by PDC or its Affiliates in connection therewith) or as otherwise approved by the Company, including without limitation, the costs, expenses, liabilities and obligations listed on Exhibit A hereto, pursuant to invoices that the operator shall deliver monthly to the Company.


3.5 Operator's Compensation. (a) For its management and supervisory services (other than with respect to the Company's marketing activities), the Company shall pay the Operator a fee, monthly in arrears, equal to 3% of all amounts spent by the Company or the Operator (without duplication) in connection with all activities relating to the Project to the extent such costs (i) represent direct operating costs that could not be capitalized in accordance with accounting principles generally accepted in the United States, whether or not they are capitalized in accordance with those principles, or (ii) are allocable to exploration, development drilling or pre-production mining and stripping, whether or not they are or could be capitalized in accordance with those principles, provided that in the event that a contractor performs mining and stripping, the Company shall pay the Operator, with respect to such work, a fee, monthly in arrears, equal to 2% of the cost of such work. Building, plant and equipment lease costs shall not be subject to the 3% fee if the cost of the building, plant and equipment could be capitalized in accordance with such principles if they were purchased outright. Costs associated with the acquisition of, or the payment of lease, royalty or similar payments for, land, mining claims, concessions or related rights shall not be subject to the 3% fee. Except as set forth in this Section 3.5(a), it is the intent of this Agreement that the Operator not be paid a 3% fee on any capital expenditures.

           (b) For its management and supervisory services with respect to the Company's marketing activities for copper products, the Company shall pay the Operator a fee, monthly in arrears, equal to the product of (i) $0.01 (Escalated) and (ii) the number of pounds of copper contained in all Products sold.

           (c) For its management and supervisory services with respect to the Company's marketing activities for all Products other than copper products, including gold and silver, the Company shall pay the Operator a reasonable and appropriate fee, monthly in arrears, to be determined by the Board of Directors based on quotations received from up to three independent marketing agents.

           (d) All fees pursuant to this Section 3.5 shall be paid by the Company in U.S. Dollars unless the Board of Directors determines otherwise. For this purpose, the U.S. Dollar equivalent of New Mexican Pesos or any other currency shall be determined on the basis of the New York foreign exchange selling rate for the day three business days prior to such payment as reported in The Wall Street Journal, Eastern Edition.


3.6 Assumptions. Underlying Expense Reimbursement and Fee Structure. The expense reimbursement and fee structure contemplated by this Agreement has been negotiated taking into account the applicable Mexican tax rules and rates and Mexican laws and regulations in effect on the date hereof and current administrative and judicial interpretations thereof. In the event of any change in such rules, rates, laws, regulations or interpretations, the parties hereto shall negotiate in good faith amendments to this Agreement which shall restore the operator to its contemplated position.


3.7 Comex High Grade or LME Grade A Copper Cathode. The Operator shall use reasonable efforts to cause the Company to produce either Comex High Grade copper cathode or LME Grade A copper cathode as soon as practicable.


3.8 Completion of Pre-Feasibility Study Activities. Within four months of the date hereof, the operator shall provide to each member of the Board of Directors a description and schedule of the activities deemed by the Operator to be necessary to enable the Operator to decide whether or not to proceed to the feasibility study stage with respect to the Project. The Operator shall use reasonable efforts to complete by the date 36 months after the date hereof all such activities that the Operator deems necessary for such purpose. If such activities are not completed by such date, then, unless the failure to complete such activities by such date is attributable to reasons beyond the Operator's reasonable control, the operator shall make payments to Azco, quarterly in arrears, at a rate of $100,000 per year commencing on the date 39 months after the date hereof and continuing until such activities are completed. Such payments, if commenced, shall be suspended during any period when the Operator is unable, for reasons beyond its reasonable control, to use all reasonable efforts to complete such activities.


3.9 Development. If after the preparation of a bankable feasibility study the Operator recommends to the Board of Directors that the Project be developed, the Board of Directors authorizes such development and Project Debt Agreements are executed pursuant to Section 4.2, then the operator shall promptly initiate such development on behalf of the Company and shall diligently proceed to complete such development so long as financing continues to be available under such Project Debt Agreements and the current political and economic conditions continue to be acceptable to the operator and the Board of Directors.


3.10 Discussions of Possible Sale. If the Operator recommends not to proceed to the feasibility stage or not to develop the Project, then either Shareholder will, at the request of the other Shareholder, meet to discuss a possible sale of the Shares held by the Shareholder not requesting such meeting to the Shareholder requesting such meeting.


4.         Financing.


4.1 Shareholder Financing through Development. (a) Each Shareholder shall provide its Respective Share of cash required for activities deemed by the Operator to be necessary to enable the Company to decide whether or not to proceed to the feasibility study stage with respect to the Project; provided that Azco shall not be obligated to provide more than $3,000,000 for such activities other than (i) the acquisition of land and mining claims, concessions and any other related rights, and (ii) the payment of lease, royalty, and other similar payments for land and mining claims, concessions and any other related rights. Each Shareholder shall provide such cash in U.S. Dollars unless the Board of Directors requests such cash in the form of new Mexican pesos, in which case each Shareholder shall provide such pesos and the U.S. Dollar equivalent thereof shall be determined for the purpose of this Section 4.1(a) on the basis of the New York foreign exchange selling rate for the day the Company receives such pesos as reported in The Wall Street Journal, Eastern Edition. The activities referred to in the first sentence of this Section 4.1(a) (and in clause (i) of the proviso thereto) shall include the purchase of mineral properties and related rights owned by the Bienvenidos Syndicate situated adjacent to property owned by the Company for a purchase price of 400,000 Canadian Dollars or such other amount as may be approved by the Board of Directors.

           (b) If the Operator recommends, and the Board of Directors authorizes, proceeding to the feasibility study stage with respect to the Project, each Shareholder shall provide its Respective Share of the cash required in connection with such feasibility study or studies as may be approved by the Board of Directors.

           (c) If after the preparation of a bankable feasibility study the Operator recommends, and the Board of Directors authorizes, proceeding to development of the

Project and Project Debt Agreements are executed pursuant to Section 4.2, then each Shareholder shall provide its


         Respective Share of the cash required for development of the Project, including an appropriate amount of working capital for the operation of the Project, as may be approved by the Board of Directors so long as financing continues to be available under such Project Debt Agreements and the current political and economic conditions continue to be acceptable to the Operator and the Board of Directors.


           (d) Each Shareholder shall provide such cash as may be required pursuant to this Section 4.1 on the basis of schedules therefor prepared by the Operator and approved by the Board of Directors and shall receive Shares or Subordinated Debt therefor as determined by the Board of Directors. Any such Shares shall be sold at a price equal to book value as reasonably determined by the Board of Directors, and any such Subordinated Debt shall be sold at a price equal to par. Notwithstanding the foregoing, in the event cash is required for activities referred to in Section 4.1(a) but Azco is no longer obligated to provide its Respective Share of such cash in accordance with the proviso to
Section 4.1(a), the PD Shareholder shall provide the required cash, the cash attributable to Azco's Respective Share shall be provided by the PD Shareholder on behalf of Azco and the PD Shareholder and Azco shall receive therefor Shares or Subordinated Debt as may be approved by the Board of Directors. No payments by the PD Shareholder of cash for the activities referred to in Section 4.1(a) when Azco is no longer obligated to provide its Respective Share of such cash in accordance with the proviso thereto shall result in a reduction of Azco's Respective Share.


           (e) Notwithstanding the foregoing provisions of this Section 4.1, either Shareholder may, by notice to the other Shareholder and the Operator, within 15 days of the receipt of a schedule calling for the provision of cash for activities referred to in Section 4.1(b) or (c), elect not to provide such cash and to accept possible dilution under the next sentence. If a Shareholder makes such an election, the other Shareholder may elect to provide such cash and to receive Shares therefor (and for the corresponding cash provided with respect to its Respective Share) at a price equal to book value as reasonably determined by the Board of Directors.


4.2 Project Financing of Development. (a) If after the preparation of a bankable feasibility study the operator recommends and the Board of Directors authorizes, proceeding to development of the Project, then, the PD Shareholder shall use all reasonable efforts to procure, as may be approved by the Board of Directors, financing for such development consisting of Senior Project Debt in an amount (not exceeding 60% of the estimated cost of such development, including an appropriate amount of working capital for the operation of the Project) for which financing is available at an interest cost and on other terms and conditions that the PD Shareholder believes are reasonable and appropriate under the circumstances. If the Senior Project Debt lenders are willing to extend such financing to cover all or part of the cost of the feasibility study on terms and conditions that the PD Shareholder believes are reasonable and appropriate under the circumstances, the financing shall cover all or such part of the cost of the feasibility study in order to reduce the amount of financing required by the Shareholders under Section

4.1(c). Neither the PD Shareholder nor any of its Affiliates shall be obligated to provide any guaranties or other credit support for such financing, except that, if required by such lenders, the PD Shareholder shall provide a completion guaranty from PDC, acceptable in substance and form to PDC, for which the Company shall pay PDC an annual fee, payable quarterly in arrears, until the earlier of (i) the termination of such guaranty and (ii) the date 12 months from the date the Company issues its first invoice for the sale of copper cathode and which may be payable in Subordinated Debt, equal to 5% of the principal amount of such Senior Project Debt from time to time outstanding.

           (b) In its discretion, the PD Shareholder or any Affiliate of the PD Shareholder may provide such Senior Project Debt, or additional credit support for such Senior Project Debt, as may be approved by the Board of Directors. The PD Shareholder or any Affiliate of the PD Shareholder will be paid for providing such Senior Project Debt or such additional credit support as may be approved by the Board of Directors, but no Senior Project Debt under this Section 4.2(b) is to be more costly to the Company or otherwise on less favourable terms than available Senior Project Debt of the kind contemplated by Section 4.2(a). In the event the PD Shareholder or any Affiliate of the PD Shareholder decides to provide such Senior Project Debt, the PD Shareholder shall specify the principal amount and the terms and conditions thereof by written notice to Azco; within 30 days of receipt of such notice, Azco may but shall not be obligated to notify the PD Shareholder that it or one of its Affiliates will provide its Respective Share of such principal amount on terms and conditions identical to those so specified.

           c) The Shareholders, on a pro rata basis, will pledge their Shares and the Company will mortgage the Project and assign any sales contracts for Products to be produced by or from the Project as security for Senior Project Debt as may be requested or approved by the Board of Directors.


4.3 Financing of Operations. (a) It is intended that operations of the Project will be financed from the cash flow of the Project. Notwithstanding this intention, should additional cash be required for operations and not be available from institutional lenders on terms deemed reasonable by the Board of Directors, each Shareholder shall provide its Respective Share of such cash on the basis of schedules therefor prepared by the Operator and approved by the Board of Directors and shall receive Shares or Subordinated Debt therefor as shall be determined by the Board of Directors. Any such Shares shall be sold at a price equal to book value as reasonably determined by the Board of Directors, and any such Subordinated Debt shall be sold at a price equal to par.


           (b) Notwithstanding the foregoing provisions of this Section 4.3, either Shareholder may, by notice to the other Shareholder and the Operator, within 15 days of the receipt of a schedule calling for the provision of cash under this Section 4.3, elect not to provide such cash and to accept possible dilution under the next sentence. If a Shareholder makes such an election, the other Shareholder may elect to provide such cash and to receive Shares therefor (and for the corresponding cash provided with respect to its Respective Share) at a price equal to book value as determined by the Board of Directors.


5.         Programs and Budgets.

           The Operator shall prepare a program and budget for each calendar year beginning with 1996, and shall submit such program and budget to the Board of Directors (and a copy to each director) by December 31 of the preceding year. Such programs and budgets may cover such longer periods as the Operator deems appropriate. The Board of Directors shall review and consider approval of each such program and budget at the Board's next meeting following its submission. Any program and budget approved by the Board of Directors may be revised or supplemented from time to time by the Board of Directors. The Operator shall notify the Board as soon as practicable of any material departure from an approved program and budget.


6.         Accounting.


6.1 Books and Records Except as otherwise determined by the Board of Directors, the Company shall keep, or cause to be kept, books and records in accordance with accounting practices generally accepted in the United States, so as accurately to record all receipts of funds from or for the account of the Company and disbursements thereof. All books and records maintained pursuant to this Section shall be open to the inspection and examination of, or made available to, the directors, officers, accountants or consultants of any Shareholder at the locations where such books, records and information are kept in the ordinary course of business at such reasonable times as may be specified in reasonable prior written notice to the Company.


6.2 Audit. The auditors of the Company shall be Price Waterhouse LLP or such other accounting firm of international standing selected from time to time by the Board of Directors.


6.3 Fiscal Year. The fiscal year of the Company shall be the calendar year or such other year as shall be determined by the Board of Directors or as otherwise required by Mexican law.


7.         Transfers of Interests; Rights of First Refusal.


7.1 General Prohibition. Except as permitted by or provided for in this Agreement, no Shareholder other than the PD Shareholder shall sell, assign, convey or otherwise dispose of, or directly or indirectly mortgage, pledge or otherwise create or suffer to exist a lien, charge or other encumbrance or security interest in any of the Shares, Subordinated Debt or corresponding rights under this Agreement that it holds. Any sale, assignment, conveyance or other disposition, mortgage, lien, charge, encumbrance, or security interest permitted by or provided for in this Agreement shall be made in accordance with applicable law and with any applicable provisions of the Project Debt Agreements.


7.2 Sales or Pledges by Shareholders Other Than the PD Shareholder. (a) Should any Shareholder other than the PD Shareholder solicit or encourage, directly or indirectly, any inquiry or proposal for the purchase of the Shares and Subordinated Debt that it holds and the corresponding rights under this Agreement, it shall promptly inform the Board of Directors of any such inquiries or proposals and provide the Board with copies of all related documentation.

(b) Should any Shareholder (the "Selling Shareholder") other than the PD Shareholder wish to sell the Shares and Subordinated Debt that it holds and the corresponding rights under this Agreement, it must first obtain a bona fide written offer for all such Shares, Subordinated Debt and rights and give the PD Shareholder written notice identifying the offeror and describing the price and each of the terms and conditions of such bona fide offer. Within 45 days of its receipt of such notice the PD Shareholder shall notify such Selling Shareholder as to (i) whether it wishes to purchase such Shares and Subordinated Debt and rights itself on the terms and conditions contained in such bona fide offer and described in such notice, and (ii) if it does not wish to so purchase such Shares and Subordinated Debt and rights, whether it approves of the offeror becoming a Shareholder, which approval shall not be unreasonably withheld. If the PD Shareholder shall notify such Selling Shareholder that it wishes to purchase such Shares and Subordinated Debt and rights at such price and on such terms and conditions, the PD Shareholder and the Selling Shareholder shall consummate such transaction as promptly as is reasonably practicable but in any event not more than 30 days after the end of such 45-day period. If in such notice the PD Shareholder shall decline to purchase such Shares and Subordinated Debt and rights at such price and on such terms and conditions and the PD Shareholder shall approve the identified offeree, then such Selling Shareholder shall be free to sell such Shares and Subordinated Debt and rights to such offeree on such terms and conditions at any time within 30 days after the end of such 45-day period.

(c) Following payment in full of all amounts due with respect to the Senior Project Debt, Azco may, with the approval of the Board of Directors' pledge all (but not less than all) its Shares, Subordinated Debt and the corresponding rights under this Agreement to any institutional lender. Any sale of such Shares in connection with such pledge shall comply in all respects with the provisions of Section 7.2(b) and 7.3 as though the seller were the Selling Shareholder.


7.3 Substitution of Shareholder. No transfer of Shares, Subordinated Debt and corresponding rights under this Agreement pursuant to Section 7.2 (except for such transfer to the PD Shareholder) shall be effective until (i) the transferee has delivered to all Shareholders a written instrument, reasonably satisfactory to the PD Shareholder, assuming the obligations of the Selling Shareholder hereunder, together with such evidence and counsel opinions as the PD Shareholder may reasonably request confirming the due authorization, execution and enforceability of such instrument, and (ii) the transferee has received all consents of third Persons necessary for compliance with the terms of this Agreement. Upon the effectiveness of a transfer of Shares, Subordinated Debt and corresponding rights under this Agreement pursuant to this Section 7.3, the Shareholder making the transfer shall be relieved of all obligations hereunder arising after the effective date of such transfer.


7.4 Sales by the PD Shareholder. The PD Shareholder and any Affiliate of the PD Shareholder who is a Shareholder shall be free to sell, assign, convey or otherwise dispose of, mortgage, pledge or otherwise create or suffer to exist a lien, charge or other encumbrance or security interest in any or all of the Shares, Subordinated Debt or corresponding rights under this Agreement that it holds. In the event the PD Shareholder (or any such Affiliate of the PD Shareholder) assigns its rights under this Agreement to a transferee of a majority in interest of the Shares, then, upon (i) delivery by such transferee to all other Shareholders of a written instrument, reasonably satisfactory to such other Shareholders, assuming the obligations of the PD Shareholder under Section 4.2, and the other obligations of the PD Shareholder (or such Affiliate) hereunder with respect to the Shares so transferred (including, if transferred, the obligations as operator of the Project), together with such evidence and counsel opinions as such other Shareholders may reasonably request confirming the due authorization, execution and enforceability of such instrument, and (ii) receipt by the transferee of all consents of third persons necessary for compliance with the terms of this Agreement, the PD Shareholder (or such Affiliate) shall be relieved of all obligations under Section 4.2, and such other obligations hereunder with respect to the Shares so transferred (including, if transferred, the obligations as Operator), arising thereafter, except that the PD Shareholder (or such Affiliate) shall not be relieved of any obligations arising thereafter under Section 4.2 unless (x) the other Shareholders shall approve in writing the transferee, which approval shall not be unreasonably withheld, or (v) the operator shall have certified to the other Shareholders that (A) it has recommended not proceeding to the feasibility stage with respect to the Project or (B) if the Project has proceeded to the feasibility study stage, either (1) the feasibility study prepared with respect to the Project was either not bankable or not satisfactory to the Operator or (2) the Operator has recommended not to proceed to development.


8.       Competition; Business Opportunities.


         Nothing in this Agreement shall prevent any Shareholder or Affiliate of any Shareholder, at any time and without notice to or agreement by any other Shareholder, from entering into or continuing any business, whether or not competitive with the Company, or acquiring or exploiting any mining rights, whether or not in the vicinity of the Project, and none of the Affiliates of any Shareholders shall have any obligation to offer business or other opportunities to the Company or any other Shareholder.


9.       Confidentiality.


         Each Shareholder shall hold all information concerning the Company and the operations of any Shareholder not otherwise generally available to the public ("Confidential Information") in strict confidence and shall not, without the prior written consent of each Shareholder affected, use or disclose such information to anyone other than a Shareholder and its Affiliates and directors, key employees, accountants, consultants and other advisors of the disclosing Shareholder and its Affiliates who such Shareholder shall ensure will hold such information in strict confidence as contemplated by this Section 9. Notwithstanding the foregoing, (i) any Shareholder other than the PD Shareholder may disclose Confidential Information to any prospective purchaser of all of the Shares, Subordinated Debt and corresponding rights under this Agreement that it holds and the PD Shareholder and any Affiliate of the PD Shareholder who is a Shareholder may disclose Confidential Information to a prospective purchaser of any or all of the Shares or Subordinated Debt and corresponding rights under this Agreement that it holds, provided that any such prospective purchaser shall first execute a confidentiality agreement containing provisions substantially equivalent to this Section 9, and (ii) any Shareholder or any Affiliate thereof may disclose Confidential Information if it believes in good faith that such disclosure is required by applicable law, provided that prior to making any such disclosure pursuant to this clause (ii) such Shareholder shall give written notice (identifying such law and describing the general nature of such disclosure) to, and consult with, each other Shareholder, unless such disclosure is required immediately by law, in which case such Shareholder may disclose Confidential Information to the extent required and shall immediately report in writing the content of such disclosure and the reason therefor to each other Shareholder.


10.        Miscellaneous.


10.1 Implied Covenants. There are no implied covenants in this Agreement other than those of good faith and fair dealing.


10.2 Notices. Any notice, advice, election, request, order, demand or other direction required or permitted to be given under this Agreement shall be in writing and in the English language, and (unless some other mode of giving the same is specified or accepted in writing by the recipient) shall be effective (a) when personally delivered during normal business hours to the addressee at the address designated for such delivery, (b) on the date of receipt specified in any courier service receipt if it shall have been sent by an overnight courier service, postage thereon fully prepaid, addressed to such address or (c) on the day it shall have been given by telex (with appropriate answerback received), or facsimile transmission (with written confirmation of receipt, which may be given by facsimile transmission) to such address, whichever of the foregoing shall first occur. Until otherwise specified by notice, the addresses for any such notice, advice, election, request, order, demand or other direction shall be:

if to Azco, to it at:

P.O. Box 747
Safford, Arizona 85546
Telephone:        520-428-6881
Fax:     520-428-5865

Attention:        Mr. David C. Beling

if to the PD Shareholder, to it at:

c/o Phelps Dodge Mining Company Phelps Dodge Tower 2600 N. Central Avenue Phoenix, Arizona 85004
Fax:     602-234-8095
Telephone:        602-234-8178

Attention:        Vice President and General Manager
if to the Company, to it at:

c/o Phelps Dodge Mining Company Phelps Dodge Tower 2600 N. Central Avenue Phoenix, Arizona 85004

Attention:        Vice President and General Manager

Whenever pursuant to any provision of this Agreement notice is to be given to any Shareholder, a copy thereof shall also be given to each Shareholder.


10.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings.


10.4 Amendments, Waivers, etc. This Agreement may not be amended or modified except by a written instrument signed by all of the parties hereto. No party hereto shall be bound by any waiver of any provision hereof unless such waiver is set forth in a written instrument signed by each of the parties hereto. Except as otherwise provided in this Agreement, failure on the part of any party hereto to exercise any right hereunder or to insist upon strict compliance by any other party hereto with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition. No provision of this Agreement shall be construed to be a waiver by any of the parties hereto of any rights or remedies such party may have against any other party for failure to comply with the provisions of this Agreement and, except as provided in Section 10.6 or otherwise provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or now or hereafter existing at law or in equity.


10.5 Assignability. Except as provided in Sections 7.2, 7.3 and 7.4, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the written consent of the other party or parties, which consent shall not be unreasonably withheld.


10.6 Arbitration. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination, or invalidity hereof, shall be settled by arbitration. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by the mutual agreement of the parties. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be in writing and shall be final and binding on the parties. Judgement thereon may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

           (b) There shall be one arbitrator selected jointly by the party initiating arbitration ("Claimant") and the party to this Agreement named as defendant ("Defendant"). In the event that the Claimant and the Defendant cannot agree on an arbitrator within 20 days of receipt of notice of said arbitration by the Defendant, there shall be three arbitrators, each of whom shall be impartial and independent from the parties. The Claimant and the Defendant shall each name an arbitrator within 20 days of the expiration of the initial 20-day period. The two arbitrators chosen pursuant to this Section shall select a third arbitrator to serve as chair of the arbitration tribunal.

           (c) If any party to this Agreement entitled to name an arbitrator should fail to do so, or if the two arbitrators appointed by the parties fail or are unable to appoint a chair of the arbitration tribunal, the President of the American Arbitration Association shall appoint such arbitrator.

           (d) The seat of arbitration will be Phoenix, Arizona, U.S.A.


10.7 Headings. The section headings contained in this Agreement are for convenience only and are not a part of this Agreement.


10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; such counterparts together shall constitute but one Agreement.


10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to choice of law principles thereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                             AZCO MINING INC.


                                             __________________________________
                                             President


                                             PD COBRE DEL MAYO, INC.


                                             __________________________________
                                             Name:
                                             Title:


                                             COBRE DEL MAYO, S.A. DE C.V.


                                             __________________________________
                                             Name:
                                             Title:


Phelps Dodge Corporation hereby guaranties the prompt performance by PD Cobre del Mayo, Inc. of all its obligations under the foregoing Agreement.

PHELPS DODGE CORPORATION



__________________________________
Name:
Title:



__________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                             AZCO MINING INC.


                                             __________________________________
                                             President


                                             PD COBRE DEL MAYO, INC.


                                             __________________________________
                                             Name:
                                             Title:


                                             COBRE DEL MAYO, S.A. DE C.V.


                                             __________________________________
                                             Name:
                                             Title:


Phelps Dodge Corporation hereby
guarantees the prompt performance
by PD Cobre del Mayo.  Inc. of all
its obligations under the foregoing
Agreement.

PHELPS DODGE CORPORATION


__________________________________
Name:
Title:


__________________________________
Name:
Title:


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Certain Reimbursable Expenses

1. All salaries and wages, differentials and allowances (including those under any expatriate programs) paid to the Operator's personnel, and all other payments and costs incurred in connection with such personnel with respect to pension plans, retirement plans, deferred compensation plans, savings plans, stock ownership plans, stock option plans, vacations, holidays, sick leaves, Social Security and payroll taxes, medical and hospitalization insurance, employer's liability insurance, workmen's compensation insurance and all other insurance the premiums for which are measured by payroll and any other similar benefits or taxes (for the purpose of this Exhibit, the Operator's personnel shall include employees of Affiliates of the Operator assigned or made available to the Operator or third party contractors, consultants and other specialists).


2. Costs in connection with training and recruitment of the Operator's personnel.


3.         Costs for travel and subsistence of the Operator's personnel.


4.         Costs of insurance.


5. Costs of taxes including withholding taxes imposed on the receipt or payment of fees and reimbursable expenses except income taxes imposed by Mexico or any taxing authority therein on the net income of the Operator.


6.         Costs of contractors, consultants and other specialists.


7. Costs of establishing and maintaining project office and storage space and facilities (including field offices) in Mexico.


8. Costs, expenses, settlement payments (if such settlements are approved by the Board of Directors) and judgements, arising out of claims of third parties, except where the loss from such claim resulted from the gross negligence or wilful misconduct of employees of the Operator.


9. Costs of the support of the personnel and other support services of the Phoenix, U.S.A. offices of PDC.